Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL CLEVELAND, TENNESSEE, HOSPITAL TO HAMILTON HEALTH CARE SYSTEM

FRANKLIN, Tenn. (April 18, 2024) – Community Health Systems, Inc. (NYSE: CYH) announced today that certain subsidiaries of the Company have entered into a definitive agreement to sell 351-bed Tennova Healthcare – Cleveland in Cleveland, Tennessee, and certain related businesses to affiliates of Hamilton Health Care System, Inc. for $160 million in cash, subject to certain net working capital and other adjustments. Additional consideration may be received following the transaction contingent upon potential changes to certain supplemental reimbursement programs.

The transaction is expected to close in the third quarter of this year, subject to customary regulatory approvals and closing conditions.

The hospital included in this transaction is among the additional potential divestitures discussed on the Company’s fourth quarter and year-end 2023 earnings call.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 40 distinct markets across 15 states. The Company’s subsidiaries own or lease 71 affiliated hospitals with approximately 12,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:
Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:
Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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